Exhibit 99.1	Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telephone: (712) 277-1340
Fax: (712) 277-7383
www.terraindustries.com
NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305 jewing@terraindustries.com
Terra Industries Inc. reports first quarter results
S U M M A R Y
Q1/06 vs. Q1/05 results:
•	Ammonia and nitrogen solutions selling prices up 34 and 15%.

•	Ammonia, nitrogen solutions and ammonium nitrate sales volumes down.

•	North American and U.K. natural gas unit costs up 49 and 42%.

•	Income from operations down $59 million.
Second quarter expectations:
•	Financial results will depend primarily on nitrogen product sales volumes and natural gas costs.

•	Terra will manage production to meet expected demand and minimize the inventories carried to the 2006 second half.

•	Late, active spring application season.
Sioux City, Iowa (April 27, 2006)—Terra Industries Inc. (NYSE: TRA) announced today a net loss to common shares of $25.3 million, or $.27 per common share, on revenues of $398.9 million for the quarter ended March 31, 2006. Net income available to common shareholders for the 2005 first quarter was $3.2 million, or $.03 per share, on revenues of $450.0 million.
Analysis of results
Terra reported an operating loss of $28.2 million for the 2006 first quarter, compared to operating income of $30.8 million in the 2005 first quarter. The loss was due to higher natural gas costs, higher costs for purchased product, curtailed production rates and lower sales volumes, partially offset by higher nitrogen products selling prices.
Terra realized average selling prices for ammonia, nitrogen solutions, ammonium nitrate and urea that were 34, 15, 19 and 24 percent higher, respectively, than in the 2005 first quarter. Higher nitrogen prices contributed about $56 million to 2006 first quarter results, net of cost increases to resale nitrogen products.
The 2006 first quarter cost of Terra’s natural gas supplies increased approximately 47 percent, or $67 million, from the 2005 first quarter. Terra’s natural gas forward purchase contracts increased 2006 first quarter costs by $28 million for realized losses on forward positions, most of which were entered into in the 2005 fourth quarter for fixed price sales commitments, and by $6 million for unrealized losses on open March 31, 2006 positions.
During the 2006 first quarter, Terra’s manufacturing plants operated at less than 65 percent of capacity in response to slow demand and high natural gas costs. Much of the curtailed production was replaced with purchased product from other suppliers at a cost approximately $31 million higher than 2005 first quarter production costs.
First quarter 2006 sales volumes for ammonia, nitrogen solutions, ammonium nitrate and urea were 19, 35, 45 and 19 percent lower, respectively, than those of the 2005 first quarter. The lower sales volumes were caused by growers’ deferral of nitrogen fertilizer purchases because of high energy costs and indecision over what crops to plant, and Terra customers’ hesitancy to stock high cost nitrogen fertilizers not covered by grower purchase commitments.

Lower 2006 sales volumes reduced operating income an estimated $11 million from 2005.
Forward natural gas
Terra’s forward purchase contracts and related basis swaps at March 31, 2006, fixed prices for about 10 percent of its next 12 months’ natural gas needs at about $2.6 million above the published forward market prices at that date.
CEO’s remarks
“The 2006 first quarter was more difficult and less active than expected,” said Terra President and CEO Michael Bennett. “Performance was negatively affected by exorbitant United Kingdom and high North American natural gas costs, and sluggish product demand due to dry weather and uncertainty about near-term nitrogen products prices.”
Bennett continued, “We are well positioned for a more vigorous second quarter as we have maintained our inventories at manageable levels and have kept our forward natural gas positions low. Natural gas markets appear to be fundamentally in much better balance than at the beginning of the year and, for the first time since last year’s third quarter, all of our plants are running. In addition, grain prices have improved and weather patterns over the past six weeks have generally improved soil conditions. We are well positioned to serve our customers in what we expect to be a busy and extended application season.”
Conference call details
Terra management will conduct a conference call to discuss these first quarter results on April 27, 2006, beginning at 3:00 ET. A live webcast of the conference call will be available from Terra’s website at www.terraindustries.com, and will be archived for playback for three months.
About Terra
Terra Industries Inc., with 2005 revenues of $1.9 billion, is a leading international producer of nitrogen products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note: Terra Industries’ news announcements are also available on its website, www.terraindustries.com.
(Tables follow.)

Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended
	March 31,
(in thousands except per-unit amounts)	2006	2005
Revenues
Nitrogen products	$396,371	$439,322
Methanol	1,373	10,087
Other	1,176	603

	398,920	450,012

Costs and expenses:
Cost of sales	423,517	413,743
Equity in earnings of unconsolidated affiliates	(8,141)	(5,007)
Selling, general and administrative	11,710	10,453

	427,086	419,189

Income (loss) from operations	(28,166)	30,823

Interest income	1,584	1,754
Interest expense	(11,772)	(15,853)
Loss on early retirement of debt	—	(10,804)
Gain on revaluation of warrants	—	4,900

Income (loss) before taxes and minority interest	(38,354)	10,820

Income tax benefit (provision)	13,766	(2,185)
Minority interest	597	(4,204)

Net income (loss)	(23,991)	4,431
Preferred stock dividends	(1,275)	(1,275)

Income (loss) available to common shareholders	$(25,266)	$3,156

Income (Loss) per common share
Basic	$(0.27)	$0.03

Diluted	$(0.27)	$0.03

Basic and diluted weighted average shares outstanding:
Basic	93,870	91,357
Diluted	93,870	92,217
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.
Summarized Financial Position
(in thousands)
(unaudited)

	March 31,
	2006	2005
Assets
Cash and short-term investments	$92,011	$205,001
Accounts receivable	133,264	157,680
Inventories	209,455	138,736
Other current assets	26,744	53,250

Total current assets	461,474	554,667

Property, plant and equipment, net	728,475	779,402
Deferred plant turnaround costs	29,995	36,282
Equity investments	172,702	222,453
Other assets	34,964	44,641

Total assets	$1,427,610	$1,637,445

Liabilities and Stockholders’ Equity
Debt due within one year	$12	$151
Customer prepayments	58,372	114,155
Other current liabilities	147,350	179,409

Total current liabilities	205,734	293,715

Long-term debt and capital lease obligations	331,300	394,490
Deferred income taxes	51,075	65,903
Other liabilities	160,229	163,606
Minority interest	91,662	93,403

Total liabilities and minority interest	840,000	1,011,117

Preferred shares	115,800	133,069

Stockholders’ equity	471,810	493,259

Total liabilities and stockholders’ equity	$1,427,610	$1,637,445

Terra Industries Inc.
Summarized Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005
Net income (loss)	$(23,991)	$4,431
Non-cash charges and credits:
Depreciation and amortization	26,282	29,176
Deferred income taxes	(13,766)	7,077
Equity in undistributed earnings	8,140	(5,007)
Loss on early retirement of debt	—	9,418
Non-cash loss on derivatives	5,861	—
Other	190	852
Change in current assets and liabilities
Accounts receivable	73,752	(8,163)
Inventories	(17,350)	9,637
Accounts payable and customer prepayments	(43,278)	(63,587)
Other assets and liabilities, net	6,543	54,691

Net cash flows from operating activities	22,383	38,525

Purchase of property, plant and equipment	(12,379)	(6,420)
Plant turnaround costs	(11,467)	(7,032)
Distributions received from unconsolidated affiliates	1,594	—
Debt repayments	(26)	(50,042)
Distributions to minority interests	—	(2,998)
Stock issuance	—	102
Other	5,540	(932)

Increase (decrease) in cash and short-term investments	5,645	(28,797)
Cash and short-term investments at beginning of period	86,366	233,798

Cash and short-term investments at end of period	$92,011	$205,001

Terra Industries Inc.
Summarized Information
(in thousands, except unit prices and costs)
Volumes and prices

	Three months ended March 31,
	2006			2005
	Sales		Average	Sales		Average
	Volumes		Unit	Volumes		Unit
	(000s)		Price[1]	(000s)		Price[1]
Ammonia (tons)	400		$363	491		$271
Nitrogen solutions (tons)	705		157	1,088		136
Urea (tons)	38		297	47		239
Ammonium nitrate (tons)	224		225	405		189
Methanol (gallons)	185		0.64	7,264		0.83

Natural gas costs[2]
North America		$9.68			$6.49
United Kingdom		$8.85			$6.25

[1]	After deducting outbound freight costs.

[2]	Per MMBtu. Includes all transportation and other logistical costs and gains or losses on natural gas financial derivatives.
Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.